Exhibit 99.1

EARL SCHEIB, INC.

News Release

(For immediate release)

Company Contact:               Charles E. Barrantes

Chief Financial Officer

(818) 981-9992 ext. 161

EARL SCHEIB ANNOUNCES SIGNIFICANTLY IMPROVED FINANCIAL RESULTS FOR THE FIRST QUARTER OF FISCAL YEAR 2005

Sherman Oaks, CA, September 13, 2004 – Earl Scheib, Inc. (AMEX:ESH) reported its operating results for the first quarter ended July 31, 2004 of the fiscal year ending April 30, 2005.

Net sales for the first quarter of fiscal 2005 were $12,691,000, a decrease of 4.2% from the first quarter of fiscal 2004 net sales of $13,254,000 due primarily to the Company operating nine fewer retail paint and body shops since July 31, 2003.  However, despite having one less sales day in the first quarter of fiscal 2005 versus fiscal 2004, same-shop retail sales in the first quarter of fiscal 2005 increased by 0.4%.

Operating income for the first quarter of fiscal 2005 was $772,000, as compared to $274,000 in the first quarter of fiscal 2004.  The significant improvement in the Company’s operating results was primarily attributable to the increased same-shop sales and to overall reductions in operating expenses; particularly insurance costs (primarily workers compensation and group medical), which were $529,000 lower in fiscal 2005 from fiscal 2004.   A portion of this insurance reduction was due to the Company recording a net benefit of approximately $240,000 in the first quarter of fiscal 2005 for positive adjustments to claims from prior periods.

During the first quarter of fiscal 2005, the Company sold one parcel of real estate for a pretax gain of $15,000.  There were no sales of real estate in fiscal 2004.  In addition, net interest expense increased by $85,000 in the first quarter of fiscal 2005 from fiscal 2004 due primarily to financing costs of the Company’s secured $10,000,000 credit facility, which was established in August 2003.

Overall, net income for the first quarter of fiscal 2005 was $594,000, or $0.13 per diluted share, compared to net income of $118,000, or $0.03 per diluted share, for the first quarter of fiscal 2004.

Chris Bement, Chief Executive Officer and President, stated that, “The positive business trends developed last fiscal year continued in the first quarter of our current fiscal year, including increases in same-shop, same-day sales in our retail shops in the first quarter.  This made it the fifth consecutive quarter of such sales increases.  Furthermore, we continued to improve operating efficiency and, once again, showed a small profit in our commercial coatings business.  Additionally, despite not yet attaining viable commercial operations, the fleet and truck center operating results did improve slightly from the prior year and its future business prospects appear brighter.

Last week, we announced the termination of the Letter of Intent with Elden Holding Group, LLC.  While disappointed that the parties were not able to complete the proposed transaction, we are hopeful that the Company’s improved financial performance will continue, which should assist us in our continuing mission to maximize shareholder value.”

Earl Scheib, Inc., founded in 1937, is a nationwide operator of 113 auto paint and body shops located in approximately 100 cities throughout the United States.  In addition, through a wholly-owned subsidiary, Earl Scheib, Inc. manufactures paint coating systems that are used not only by its paint and body shops, but are also sold to original equipment manufacturers.  For more information, visit Earl Scheib on the web at www.earlscheib.com.

“Safe-Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

Written and oral statements made by the Company that are not historic in nature are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995, including statements made in this news release and in filings with the Securities and Exchange Commission.  Generally, the words “believe”, “expect”, “hope”, “intend”, “estimate”, “anticipate”, “plan”, “will”, “project”, and similar expressions identify forward-looking statements.  All statements which address operating performance, events, developments or strategies that the Company expects or anticipates in the future, are forward-looking statements.

Forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the Company’s past experience or current expectations.  The following are some of the risks and uncertainties that may impact the forward-looking statements:  the recent trend in quarterly increases in the Company’s same-shop sales may not continue or be sustainable, the impact of the Company’s retail paint and body shop closures and operational restructuring, the effect of weather, the effect of economic conditions, the impact of competitive products, services, pricing, capacity and supply constraints or difficulties, changes in laws and regulations applicable to the Company, the impact of advertising and promotional activities, the impact of the Company’s expansion of its fleet services, new product rollout and Quality Fleet and Truck Centers, commercial coatings business, the potential adverse effects of certain litigation, financing, insurance or lending constraints, the impact of various tax positions taken by the Company and the risk that the identification or consummation of any particular transaction or strategic outcome is not assured.

EARL SCHEIB, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For The Quarter Ended July 31,
	2004	2003

Net Sales	$12,691,000	$13,254,000

Operating Income	772,000	274,000
Gain on Sale of Property	15,000	—
Interest Expense, net	(168,000)	(83,000)

Income Before Income Taxes	619,000	191,000
Provision For Income Taxes	25,000	73,000

Net Income	$594,000	$118,000

Basic Earnings Per Share	$0.14	$0.03

Diluted Earnings Per Share	$0.13	$0.03

Weighted Average Shares Outstanding — Basic	4,380,000	4,380,000

Weighted Average Shares Outstanding - Diluted	4,402,000	4,385,000